Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.

5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Monday, November 3, 2008
NACCO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2008 RESULTS
     Cleveland, Ohio, November 3, 2008 — NACCO Industries, Inc. (NYSE: NC) today announced a consolidated net loss for the third quarter of 2008 of $17.4 million, or $2.10 per share, on revenues of $917.8 million. These results compared with consolidated net income for the third quarter of 2007 of $21.1 million, or $2.55 per share, on revenues of $875.2 million.
     NACCO Materials Handling Group’s (“NMHG”) Wholesale and Retail third quarter 2008 results were negatively affected by the recognition of a non-cash charge in the aggregate amount of $14.5 million net of taxes against the accumulated deferred tax assets for its Australian operations and for certain U.S. state taxing jurisdictions.
NACCO and Subsidiaries Consolidated Third Quarter Highlights
     Economic conditions deteriorated considerably in the third quarter of 2008, significantly affecting consolidated results. Key perspectives on NACCO’s third quarter results include:
•	NMHG Wholesale reported a net loss of $12.7 million in 2008 compared with net income of $5.0 million in 2007. The key drivers for the net loss at NMHG Wholesale were unfavorable foreign currency movements, material cost increases net of previously announced price increases, and a non-cash charge of $7.7 million against the accumulated deferred tax assets as noted above, coupled with a downturn in the North American and European forklift markets.

•	NMHG Retail reported a net loss of $7.4 million in 2008 compared with net income of $1.8 million in 2007. The key drivers for the net loss at NMHG Retail were a non-cash charge of $6.8 million against the accumulated deferred tax assets as noted above and the absence of a gain of $3.0 million, or $2.6 million net of taxes of $0.4 million, on the sale of a European dealership in the third quarter of 2007.

•	Rising product costs and a weak North America consumer market had an adverse effect on results at both Hamilton Beach and Kitchen Collection.
•	Hamilton Beach’s net income decreased to $1.2 million in 2008 from $6.3 million in 2007. The decrease in 2008 primarily resulted from increased product costs net of price increases, reduced sales of higher-margin products, and adverse currency changes.

•	Kitchen Collection’s net loss was $3.3 million in 2008 compared with a net loss of $0.9 million in 2007. The increase in the net loss was primarily the result of lower sales and margins at Le Gourmet Chef® stores largely as a result of mark downs on discontinued products in connection with the implementation of a significant updating of the products offered.

•	North American Coal’s net income was $7.0 million in 2008 compared with $7.8 million in 2007. The decline was primarily the result of a decrease in limerock deliveries and higher costs of sales due to lower production levels in 2008 at Mississippi Lignite Mining Company.

•	Given the current difficult market conditions, NACCO Industries, Inc. increased the capitalization of three of its subsidiaries by contributing $25 million to NMHG, $13 million to Hamilton Beach and $5.8 million to Kitchen Collection during the nine months ended September 30, 2008.
     For the nine months ended September 30, 2008, NACCO reported a net loss of $12.3 million, or $1.49 per share, on revenues of $2.7 billion. This compared with consolidated net income of $37.6 million, or $4.55 per diluted share, on revenues of $2.5 billion for the first nine months of 2007.
Consolidated Outlook for Fourth Quarter 2008
     As economic and market conditions deteriorate, NACCO’s consolidated results are being significantly affected. How deep and how long this downturn will be is quite uncertain. The consumer markets in which Hamilton Beach and Kitchen Collection participate are declining as consumers reduce purchases. The forklift truck capital goods market, in which NMHG participates, also appears to be heading into a significant cyclical downturn that has resulted in a decline in bookings in the Americas and Europe. In addition, material cost increases and foreign currency movements are continuing to affect results negatively. Price increases implemented to offset increased material and transportation costs at NMHG and Hamilton Beach are expected to improve margin recovery over time. However, these price increases are not expected to fully offset the effect of the significantly higher costs being incurred in the fourth quarter of 2008 since the impact of these price increases is delayed because of the fixed prices for units in NMHG’s backlog and price commitments to customers at Hamilton Beach. In addition, North American Coal expects lower delivery requirements due to customer power plant outages and weak limerock markets due to lower housing and construction markets in Florida. Overall, the economic environment is not expected to improve in the fourth quarter of 2008 or the first part of 2009. Therefore, all subsidiaries are anticipating very difficult operating environments, which are expected to lead to significantly reduced results in the fourth quarter of 2008 compared with the same period in 2007. Likewise, in the first part of 2009, operating conditions are expected to be very difficult.
     As a result of the current economic environment, the uncertainty in the overall financial markets and expectations for the fourth quarter of 2008 and early 2009, NACCO expects to focus on maximizing cash generation and is unlikely to pursue share buybacks in the near term.
Detailed Discussion of Results
NMHG Wholesale — Third Quarter Results
     NMHG Wholesale reported a net loss of $12.7 million on revenues of $673.2 million for the third quarter of 2008, compared with net income of $5.0 million on revenues of $622.9 million for the third quarter of 2007. The net loss included the negative impact of the recognition of a non-cash charge of $7.7 million against the accumulated deferred tax assets for its Australian operations and for certain U.S. state taxing jurisdictions.

     The third-quarter 2008 net loss also includes $1.7 million, or $1.2 million net of taxes of $0.5 million, of additional restructuring charges for the Irvine, Scotland manufacturing restructuring program announced in August 2007, and additional costs related to the same program of $0.9 million, or $0.6 million net of taxes of $0.3 million, primarily for accelerated depreciation and manufacturing inefficiencies as a result of the Irvine restructuring. Included in the third-quarter 2007 net income was $5.0 million, or $3.5 million net of taxes of $1.5 million, of restructuring charges, and additional costs of $0.4 million, or $0.3 million net of taxes of $0.1 million, related to the same program.
     Revenues increased in the third quarter of 2008 compared with the third quarter of 2007 primarily as a result of favorable foreign currency movements from the strength of the euro and British pound compared with the U.S. dollar during the majority of the quarter, a favorable shift in sales mix to higher-priced lift trucks in Europe and the effect of unit and parts price increases implemented during late 2007 and early 2008 in the Americas and Europe. An increase in fleet services in Asia-Pacific and the United States also contributed to the revenue improvement in the third quarter of 2008. The increase in revenues was partially offset by reduced unit volumes in the Americas and Europe as a result of a decrease in shipments in the third quarter of 2008 to 20,709 units from shipments of 21,247 units in the third quarter of 2007. NMHG Wholesale’s worldwide backlog decreased to approximately 26,000 units at September 30, 2008 compared with approximately 30,500 units at September 30, 2007 and 28,400 units at June 30, 2008.
     Excluding the effect of the non-cash charge of $7.7 million, the decrease in net income in the third quarter of 2008 compared with the third quarter of 2007 was primarily the result of unfavorable foreign currency movements of $15.0 million pre-tax, mainly due to the sourcing of lift trucks and components for the U.S. market from countries with appreciated currencies, material cost increases of $24.8 million pre-tax, primarily from increased steel and transportation costs, partially offset by benefits totaling $13.3 million pre-tax from price increases implemented in prior periods, and higher warranty costs in the Americas and Europe. Partially offsetting the decrease in net income were reduced selling, general and administrative expenses mainly due to a decrease in employee-related expenses and lower product liability expense as a result of better claims experience.
     For the nine months ended September 30, 2008, NMHG Wholesale reported a net loss of $1.6 million on revenues of $2.1 billion compared with net income of $24.4 million on revenues of $1.8 billion for the first nine months of 2007.
NMHG Wholesale — Outlook
     NMHG Wholesale expects significant declines in all lift truck markets in the fourth quarter of 2008 compared with 2007. As a result, the company expects lower unit booking and shipment levels for the fourth quarter of 2008 compared with 2007.
     Elevated material costs, specifically steel, and fuel and freight costs are expected to continue to affect results unfavorably in the fourth quarter of 2008. Price increases implemented in 2007 and through October of 2008 are expected to partially offset these higher costs in the fourth quarter. The company is working to mitigate these higher costs through additional price increases when appropriate. The effect of any such increases will not affect fourth quarter 2008 results because of the fixed prices for units in the backlog.
     Unfavorable foreign currency movements are having a significant adverse affect on 2008 earnings. To offset the effects of adverse currency movements, NMHG Wholesale implemented a manufacturing restructuring program in 2007, which is expected to be completed in early 2009, to lessen NMHG Wholesale’s exposure to future currency exchange rate fluctuations, reduce the manufacturing footprint of NMHG Wholesale’s European manufacturing operations, provide additional opportunities to source components from lower-cost countries and reduce working capital. This program and other related manufacturing restructuring programs are anticipated to improve net results beginning in 2009, and, at maturity, generate benefits which are expected to exceed $20 million in annual cost savings. However, the company anticipates future additional charges related to this manufacturing restructuring program of approximately $1.2 million during the fourth quarter of 2008 and $0.6 million in 2009.
     NMHG Wholesale’s warehouse truck and big truck product development and manufacturing programs, and its significant new electric-rider lift truck program, are progressing satisfactorily. The new electric-rider lift truck program is expected to bring a full line of newly designed products to market over the course of 2009 including the introduction of a new 1 to 2 ton electric counterbalanced lift truck in early 2009. These long-term programs are expected to contribute positively to future results.
NMHG Retail — Third Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the third quarter of 2008 of $7.4 million on revenues of $23.2 million, compared with net income of $1.8 million on revenues of $33.0 million for the third quarter of 2007. During the third quarter of 2008, NMHG Retail recognized a non-cash charge of $6.8 million against its deferred tax assets. In addition, the absence of a gain of $3.0 million, or $2.6 million net of taxes of $0.4 million, from the sale of a European retail dealership in the third quarter of 2007 adversely affected net income. Excluding the non-cash charge and prior year gain on sale, NMHG Retail’s operating results in the third quarter of 2008 improved slightly over the comparable period in 2007.
     Revenues decreased primarily as a result of the sale of a retail dealership in Europe during the third quarter of 2007 and lower unit and service volume in Europe. These decreases were partially offset by a decrease in intercompany sales transactions, which caused a decrease in the required intercompany revenue elimination compared with the prior year third quarter, favorable foreign currency movements due to the strength of the Australian dollar compared with the U.S. dollar and improved service volume in Asia-Pacific.
     For the nine months ended September 30, 2008, NMHG Retail had a net loss of $8.6 million on revenues of $69.3 million, compared with a net loss of $7.8 million on revenues of $121.3 million for the first nine months of 2007.
NMHG Retail — Outlook
     NMHG Retail’s key improvement programs, especially those implemented in Asia-Pacific during 2007, are expected to have a favorable effect on the fourth quarter of 2008 and during 2009 and to assist the company in meeting its strategic objective of achieving at least break-even results while building market position. However, if economic conditions in the United Kingdom and Australia deteriorate further, sales of units and services could decline further, which would adversely affect revenues and profit margins.

Hamilton Beach — Third Quarter Results
     Hamilton Beach reported net income of $1.2 million for the third quarter of 2008 on revenues of $138.2 million, compared with net income of $6.3 million for the third quarter of 2007 on revenues of $140.4 million.
     Hamilton Beach’s third-quarter 2008 revenues were comparable between years but net income declined significantly compared with the third quarter of 2007. The primary reason for the decrease was increased product and freight costs of $9.7 million, net of price increases of $1.7 million. Also contributing to the increased loss were reduced sales of certain higher-margin products and adverse currency changes.
     For the nine months ended September 30, 2008, Hamilton Beach reported a net loss of $2.1 million on revenues of $342.2 million compared with net income of $5.8 million on revenues of $340.5 million for the first nine months of 2007.
Hamilton Beach — Outlook
     As consumer spending is expected to be significantly reduced, retail expectations are low this year for the normally high fourth quarter holiday-selling season. Current economic factors still affecting U.S. consumers, such as high food prices, depressed home values and financial concerns are among factors creating this challenging retail environment. As a result, Hamilton Beach expects the fourth quarter of 2008 to be a very difficult quarter with results below those in 2007.
     While fuel and other commodity costs for resins, copper, steel, and aluminum softened late in the third quarter, costs are expected to remain elevated for products purchased for sale in the fourth quarter. Hamilton Beach price increases negotiated with customers earlier this year are expected to have a positive impact in the fourth quarter of 2008. However, these price increases are not expected to fully offset higher costs because of price commitments to customers.
     Hamilton Beach has secured strong placements and promotional programs for the fourth quarter of 2008. In addition, Hamilton Beach is introducing a new consumer advertising campaign titled “Good Thinking™” during the fourth quarter of 2008, which includes four of the company’s most innovative products: the BrewStation® Coffeemaker; the Stay or Go™ Slow Cooker; the Dual Wave™ Blender; and the OpenStation™ Can Opener. These products, as well as further new product introductions in the pipeline for 2009, are expected to favorably affect revenues. However, reduced consumer confidence and uncertainty in U.S. consumer markets makes price point and margin mix prospects, and as a result overall revenues, very difficult to predict.
     Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing innovative products, improving efficiencies, reducing costs and pursuing strategic growth opportunities.
Kitchen Collection — Third Quarter Results
     Kitchen Collection reported a net loss of $3.3 million on revenues of $45.6 million for the third quarter of 2008, compared with a net loss of $0.9 million on revenues of $46.6 million for the third quarter of 2007.
     The net loss was primarily driven by the change in the Le Gourmet Chef® store format due to a planned substantial updating of the products offered, which required significant mark downs on discontinued products. The Kitchen Collection® store format also contributed to a small increase in the net loss in the third quarter of 2008 compared with the previous year largely due to increased promotional markdowns.
     The number of Kitchen Collection® stores remained comparable between years at 199, while Le Gourmet Chef operated 79 stores at September 30, 2008 compared with 70 at September 30, 2007. Kitchen Collection and Le Gourmet Chef operated 198 and 74 stores at December 31, 2007, respectively.
     For the nine months ended September 30, 2008, Kitchen Collection reported a net loss of $10.2 million on revenues of $124.5 million compared with a net loss of $6.8 million on revenues of $125.2 million for the first nine months of 2007.
Kitchen Collection — Outlook
     The uncertainty in the U.S. economy and the financial markets and a reduction in consumer confidence are expected to continue to affect consumer traffic to outlet mall locations and retail spending decisions unfavorably in the fourth quarter, all of which make forecasts of revenue very difficult. Nevertheless, Kitchen Collection expects modest increases in revenues in the fourth quarter of 2008 compared with 2007 as a result of the opening of seasonal store locations during the holiday season and sales at new stores opened since the fourth quarter of 2007. In particular, the completion of the abnormal discontinued product discounts, which ended in October, as part of the implementation of the new product enhancement program at Le Gourmet Chef® stores, is expected to benefit the Le Gourmet Chef operations significantly in the fourth quarter of 2008 and in 2009 increasingly.
     Longer term, Kitchen Collection also expects to continue programs for its Kitchen Collection® store format which are designed to enhance its merchandise mix, store displays and appearance and optimize store selling space. Kitchen Collection also expects to have a full year impact in 2009 from the Le Gourmet Chef product enhancement program and to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control and implementing merchandising improvement programs.
North American Coal — Third Quarter Results
     North American Coal’s net income for the third quarter of 2008 was $7.0 million on revenues of $39.0 million, compared with net income of $7.8 million on revenues of $34.4 million for the third quarter of 2007.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the third quarter of 2008 compared with the third quarter of 2007.

	2008	2007
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	2.1	1.9
Unconsolidated mines	6.8	7.0

Total lignite coal deliveries	8.9	8.9

Limerock deliveries (cubic yards)	4.6	8.6

     Net income for the 2008 third quarter decreased compared with the 2007 third quarter primarily due to fewer limerock deliveries as a result of lower customer requirements, mainly due to a decline in the southern Florida housing and construction markets, and higher costs of sales at Mississippi Lignite Mining Company in 2008 primarily due to the capitalization of fixed costs over lower production levels in 2008. These unfavorable items were partially offset by improved operations at the Red River Mining Company, higher royalty income and lower interest expense.
     For the nine months ended September 30, 2008, North American Coal’s net income was $17.2 million on revenues of $104.4 million, compared with net income of $24.4 million on revenues of $103.9 million for the first nine months of 2007.
North American Coal — Outlook
     Overall, North American Coal expects results for the fourth quarter of 2008 to be well below 2007. Lower delivery requirements due to customer power plant outages and higher costs of sales because of the capitalization of fixed costs over lower production levels in 2008 at the Mississippi Lignite Mining Company are expected to reduce results in the fourth quarter of 2008 compared with the fourth quarter of 2007. An increase in development expenses and professional fees related to new mine development opportunities is also expected in the fourth quarter of 2008 compared with 2007. These additional costs are expected to be partially offset by increased royalty income.
     Deliveries from the limerock dragline mining operations are also expected to be lower in the fourth quarter of 2008 compared with 2007. Limerock customer projections for fourth quarter 2008 deliveries reflect the continued significant decline in the southern Florida housing and construction markets.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Tuesday, November 4, 2008, at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4216 (Toll Free) or (617) 213-4868 (International), Passcode: 43078592, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 11, 2008. The online archive of the broadcast will be available on the NACCO Industries website.
Non-GAAP Measures
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, including the ability of NMHG’s dealers and end-users to obtain financing at reasonable rates as a result of current economic conditions, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the prices of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG, (13) changes mandated by federal and state regulation including health, safety or environmental legislation, (14) the ability of NMHG and its suppliers to access credit in the current economic environment and (15) the ability of NMHG to obtain future financing on reasonable terms or at all.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic environment and (12) the ability of Hamilton Beach to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5)

customer acceptance of new products, (6) increased competition and (7) the ability to obtain future financing on reasonable terms or at all.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including in connection with the ongoing Florida limerock mining litigation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations, (7) changes in the power industry that would affect demand for North American Coal’s reserves, (8) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity and (9) the ability of North American Coal to obtain future financing on reasonable terms or at all.
About NACCO
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
		(In millions, except per share data)

Total revenues	$917.8	$875.2	$2,730.9	$2,510.0

Gross profit	$103.9	$150.6	$353.6	$411.0

Earnings of unconsolidated project mining subsidiaries	$9.7	$9.8	$27.6	$27.7

Operating profit	$3.0	$34.0	$25.5	$66.2
Other income (expense)	(7.0)	(7.5)	(22.8)	(19.4)

Income (loss) before income taxes and minority interest	(4.0)	26.5	2.7	46.8
Income tax provision	13.2	5.4	14.7	9.3

Income (loss) before minority interest	(17.2)	21.1	(12.0)	37.5
Minority interest income (expense)	(0.2)	—	(0.3)	0.1

Net income (loss)	$(17.4)	$21.1	$(12.3)	$37.6

Basic and diluted earnings (loss) per share	$(2.10)	$2.55	$(1.49)	$4.55

Cash dividends per share	$0.5150	$0.5000	$1.5300	$1.4800

Basic weighted average shares outstanding	8.283	8.267	8.279	8.261
Diluted weighted average shares outstanding	8.283	8.274	8.279	8.270
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
		(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$673.2	$622.9	$2,093.5	$1,822.4
NACCO Materials Handling Group Retail (incl. elims.)	23.2	33.0	69.3	121.3

NACCO Materials Handling Group	696.4	655.9	2,162.8	1,943.7

Hamilton Beach	138.2	140.4	342.2	340.5
Kitchen Collection	45.6	46.6	124.5	125.2
Housewares Eliminations	(1.4)	(2.1)	(3.0)	(3.3)

NACCO Housewares Group	182.4	184.9	463.7	462.4

North American Coal	39.0	34.4	104.4	103.9

Total	$917.8	$875.2	$2,730.9	$2,510.0

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	$9.7	$9.3	$29.2	$24.7
NACCO Materials Handling Group Retail (incl. elims.)	0.9	1.8	2.8	6.9

NACCO Materials Handling Group	10.6	11.1	32.0	31.6

Hamilton Beach	1.1	1.0	2.8	2.8
Kitchen Collection	0.7	0.5	2.1	1.7

NACCO Housewares Group	1.8	1.5	4.9	4.5

North American Coal	3.0	3.3	8.9	9.5
NACCO and Other	—	—	0.1	0.1

Total	$15.4	$15.9	$45.9	$45.7

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$(5.0)	$8.2	$15.7	$37.1
NACCO Materials Handling Group Retail (incl. elims.)	(0.6)	2.7	(0.9)	(7.8)

NACCO Materials Handling Group	(5.6)	10.9	14.8	29.3

Hamilton Beach	3.9	14.2	3.4	16.8
Kitchen Collection	(4.8)	(0.9)	(15.6)	(10.0)

NACCO Housewares Group	(0.9)	13.3	(12.2)	6.8

North American Coal	9.3	10.6	23.7	33.1
NACCO and Other	0.2	(0.8)	(0.8)	(3.0)

Total	$3.0	$34.0	$25.5	$66.2

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
		(In millions)
Other income (expense)
NACCO Materials Handling Group Wholesale	$(3.5)	$(2.5)	$(11.0)	$(7.0)
NACCO Materials Handling Group Retail (incl. elims.)	(0.4)	(0.9)	(1.4)	(3.0)

NACCO Materials Handling Group	(3.9)	(3.4)	(12.4)	(10.0)

Hamilton Beach	(2.4)	(4.1)	(8.0)	(7.5)
Kitchen Collection	(0.4)	(0.6)	(0.9)	(1.3)
Housewares Eliminations	—	0.4	—	0.5

NACCO Housewares Group	(2.8)	(4.3)	(8.9)	(8.3)

North American Coal	(1.2)	(1.8)	(4.7)	(4.6)
NACCO and Other	0.9	2.0	3.2	3.5

Total	$(7.0)	$(7.5)	$(22.8)	$(19.4)

Net income (loss)
NACCO Materials Handling Group Wholesale	$(12.7)	$5.0	$(1.6)	$24.4
NACCO Materials Handling Group Retail (incl. elims.)	(7.4)	1.8	(8.6)	(7.8)

NACCO Materials Handling Group	(20.1)	6.8	(10.2)	16.6

Hamilton Beach	1.2	6.3	(2.1)	5.8
Kitchen Collection	(3.3)	(0.9)	(10.2)	(6.8)
Housewares Eliminations	1.3	0.2	1.8	0.2

NACCO Housewares Group	(0.8)	5.6	(10.5)	(0.8)

North American Coal	7.0	7.8	17.2	24.4
NACCO and Other	(3.5)	0.9	(8.8)	(2.6)

Total	$(17.4)	$21.1	$(12.3)	$37.6

(All amounts are subject to annual audit by our independent registered public accounting firm.)